For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com

ORBITAL REPORTS FOURTH QUARTER AND FULL YEAR
FINANCIAL RESULTS FOR 2003

Fourth Quarter 2003 Highlights

•	Operating Income Increases 25% to $13.5 Million

•	Free Cash Flow of $9.1 Million Generated

•	$655 Million New Orders Received, $325 Million Options Exercised

•	Financial Guidance Updated for 2004

Full Year 2003 Highlights

•	Annual Revenue Increases to $582 Million

•	Free Cash Flow of $36.9 Million Generated

•	Firm Backlog Reaches $1.0 Billion, Total Backlog Increases to $2.68 Billion

•	13 Major Space Missions Conducted With 100% Success

(Dulles, VA 12 February 2004) — Orbital Sciences Corporation (NYSE: ORB) today announced financial results for the fourth quarter and full year 2003 that reflect substantial improvements in cash flow, profitability and contract backlog.

For the fourth quarter, the company reported a 25% increase in operating income to $13.5 million on revenues of $157.8 million, compared to operating income of $10.8 million on revenues of $160.7 million during the fourth quarter of 2002. Orbital’s fourth quarter 2003 net income included a $40.6 million non-recurring gain from the reversal of the company’s previously recorded liability related to the allocated losses of the company’s former affiliate, Orbital Imaging Corporation (ORBIMAGE). The reversal was recorded upon cancellation of Orbital’s ownership interest in ORBIMAGE. As a result, Orbital reported net income of $51.7 million, or $0.82 per diluted share, for the fourth quarter of 2003 as compared to net income of $5.2 million, or $0.11 per diluted share, in the comparable quarter in 2002. The company’s adjusted net income* for the fourth quarter of 2003, which excludes the $40.6 million gain, was $11.1 million, or $0.18 adjusted diluted earnings per share*. Orbital also reported $9.1 million of free cash flow* for the fourth quarter of 2003.

*Non-GAAP financial measures discussed in this release are “adjusted net income,” “adjusted diluted earnings per share” and “free cash flow.” For additional details, please refer to the section of this press release entitled “Disclosure of Non-GAAP Financial Measures.”

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Orbital Reports Fourth Quarter and Full Year Financial Results for 2003

Commenting on the company’s fourth quarter results, Mr. Garrett E. Pierce, Orbital’s Vice Chairman and Chief Financial Officer, said, “We are pleased to complete 2003 with another solid quarter of strong cash flow and profitability. In addition, we had a very robust quarter for new orders and contract option exercises that enabled us to begin 2004 with a firm backlog of about $1.0 billion.”

For the full year, Orbital reported revenues of $581.5 million, an increase of 5% over 2002 revenues of $551.6 million. The company’s operating income was $35.6 million in 2003, up 22% over 2002 operating income of $29.0 million. Orbital’s net income in 2003 was $20.2 million, or $0.35 per diluted share. Adjusted net income for 2003, which excludes both the $40.6 million gain from the reversal of allocated losses in ORBIMAGE in the fourth quarter and the $38.8 million debt extinguishment expense in the third quarter, was $18.4 million, or $0.32 adjusted diluted earnings per share. These results are compared to income from continuing operations, before cumulative effect of change in accounting, of $13.7 million, or $0.30 per diluted share, in 2002. In addition, Orbital reported $36.9 million of full-year free cash flow for 2003.

Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “In 2003, Orbital met or exceeded all of the operational and financial objectives that we sought to achieve during the year. Operationally, Orbital completed its second consecutive year of 100% mission success in our space missions. We carried out 13 fully successful major space missions for our customers, including eight rocket launches and five satellite deployments, once again demonstrating the reliability of our products and the high quality of our workforce. Financially, investors reacted favorably to the capital structure improvements we put in place during the year, as well as to the company’s strong cash flow generation and solid profitability.”

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Orbital Reports Fourth Quarter and Full Year Financial Results for 2003

Financial Highlights

     Summary financial results were as follows ($ in millions, except per share data):

	Quarter Ended December 31,
	2003	2002
Consolidated Revenues	$157.8	$160.7
Gross Profit	29.6	29.7
Operating Income	13.5	10.8
Gain on Reversal of Allocated Losses of Affiliate	40.6	—
Net Income	51.7	5.2
Diluted Net Income per Share	$0.82	$0.11

	Year Ended December 31,
	2003	2002
Consolidated Revenues	$581.5	$551.6
Gross Profit	104.2	91.4
Operating Income	35.6	29.0
Gain on Reversal of Allocated Losses of Affiliate	40.6	—
Debt Extinguishment Expense	(38.8)	—
Income from Continuing Operations Before Cumulative Effect of Change in Accounting(1)	20.2	13.7
Net Income(1)	20.2	0.8
Diluted Net Income per Share	$0.35	$0.02

(1)	In 2002, net income included a $13.8 million goodwill impairment charge related to adoption of SFAS No. 142.

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Orbital Reports Fourth Quarter and Full Year Financial Results for 2003

Supplemental Financial Highlights

The following information presents the company’s net income and earnings per share on an adjusted basis, which gives effect to excluding the $40.6 million gain on reversal of allocated losses in ORBIMAGE recorded in the fourth quarter of 2003 and the $38.8 million debt extinguishment expense recorded in the third quarter of 2003 ($ in millions, except per share data):

	Quarter Ended	Year Ended
	December 31, 2003	December 31, 2003
Reported Net Income	$51.7	$20.2
Subtract Gain on Reversal of Allocated Losses of Affiliate	(40.6)	(40.6)
Add Debt Extinguishment Expense	—	38.8

Adjusted Net Income	$11.1	$18.4

Adjusted Diluted Earnings Per Share	$0.18	$0.32

Revenues

Orbital reported revenues of $157.8 million in the fourth quarter of 2003, compared to $160.7 million in the same quarter of 2002. The fourth quarter results included a $9.7 million increase in launch vehicle and advanced programs revenues, offset by a $1.0 million decrease in satellites and related space systems revenues and an $11.0 million reduction in transportation management systems (TMS) revenues. The increase in launch vehicles and advanced programs revenues was largely due to significantly increased revenues in the company’s missile defense interceptor and space launch vehicle product lines. Approximately half of the launch vehicles and advanced programs revenues in the fourth quarter of 2003 were derived from the company’s Orbital Boost Vehicle (OBV) missile defense interceptor program under a multi-year contract with The Boeing Company. The decrease in TMS revenues was primarily attributable to a reduction in activity on several contracts nearing completion.

Orbital reported $581.5 million in revenues for the full year 2003, up 5% from revenues of $551.6 million for 2002. This increase was driven by growth in the company’s launch vehicle and advanced programs segment, largely due to the missile defense interceptor and space launch vehicle product lines. This revenue growth was partially offset by lower revenues in satellites and related space systems and transportation management systems. The decrease in satellite and related space systems revenues was largely due to lower revenue in the company’s geosynchronous (GEO) communications satellite product line, partially offset by increased revenue in the company’s science, technology and military low-orbit (LEO) satellite product line. The decrease in TMS revenues was primarily attributable to a reduction in activity on several contracts nearing completion.

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Orbital Reports Fourth Quarter and Full Year Financial Results for 2003

Revenues by segment were as follows ($ in millions):

	Quarter Ended December 31,
	2003	2002
Launch Vehicles and Advanced Programs	$89.3	$79.6
Satellites and Related Space Systems	60.8	61.8
Transportation Management Systems(1)	9.7	20.7
Eliminations	(2.0)	(1.4)

Total Revenues	$157.8	$160.7
(1) Formerly known as the Electronic Systems segment.

	Year Ended December 31,
	2003	2002
Launch Vehicles and Advanced Programs	$333.3	$257.8
Satellites and Related Space Systems	218.6	232.4
Transportation Management Systems	36.6	65.5
Eliminations	(7.0)	(4.1)

Total Revenues	$581.5	$551.6

Operating Income

Orbital reported operating income of $13.5 million in the fourth quarter of 2003, up 25% from $10.8 million in the same period of 2002. The increase in fourth quarter operating income was primarily the result of higher operating income in the company’s launch vehicles and advanced programs and satellites and related space systems segments. The increase in operating income in launch vehicles and advanced programs was largely due to increased operating income from the OBV missile defense interceptor program. The increase in operating income in satellites and related space systems was primarily due to improved operating results in the communications satellite product line and the science, technology and military satellite product line, offset partially by lower operating income in our space technical services business.

Operating income for the full year 2003 was $35.6 million, up 22% from $29.0 million for 2002. As in the fourth quarter, the full-year increase in operating income was largely attributable to significantly higher operating income in the company’s two core businesses: launch vehicles and advanced programs; and satellites and related space systems. The increase in operating income in launch vehicles and advanced programs was primarily due to higher full-year profits from the OBV missile defense interceptor program and the space launch vehicle product line. The increase in operating income in satellites and related space systems was primarily due to higher operating income in the communications satellite product line. These increases were partially offset by the operating loss in the TMS division and by $4.8 million of ORBIMAGE settlement charges reported during 2003.

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Orbital Reports Fourth Quarter and Full Year Financial Results for 2003

Operating income by segment was as follows ($ in millions):

	Quarter Ended December 31,
	2003	2002
Launch Vehicles and Advanced Programs	$7.5	$6.4
Satellites and Related Space Systems	5.9	4.1
Transportation Management Systems	0.3	0.3
Corporate and Other	(0.2)	—

Total Operating Income	$13.5	$10.8

	Year Ended December 31,
	2003	2002
Launch Vehicles and Advanced Programs	$32.8	$23.6
Satellites and Related Space Systems	14.6	5.8
Transportation Management Systems	(7.6)	0.2
Corporate and Other (1)	(4.2)	(0.6)

Total Operating Income	$35.6	$29.0

(1)	Includes $4.8 million of ORBIMAGE settlement charges in 2003.

Net Income

Orbital’s net income for the fourth quarter of 2003 was $51.7 million, or $0.82 per diluted share, compared to net income of $5.2 million, or $0.11 per diluted share, in the fourth quarter of 2002. Net income in the fourth quarter included a $40.6 million non-recurring gain recorded in connection with the reversal of the company’s previously recorded liability related to the allocated losses of the company’s former affiliate, ORBIMAGE. This gain was recorded as a result of the cancellation of Orbital’s ownership interest upon the consummation of ORBIMAGE’s plan of reorganization in December 2003. Fourth quarter 2003 interest expense decreased to $2.9 million, compared to $6.0 million in the fourth quarter of 2002, primarily due to lower interest rates on Orbital’s long-term debt as a result of the company’s third quarter 2003 debt refinancing transaction.

Orbital’s net income for the full year 2003 was $20.2 million, or $0.35 per diluted share, compared to net income of $0.8 million, or $0.02 per diluted share, for 2002. Net income for 2003 included the fourth quarter $40.6 million gain described above, which was largely offset by the $38.8 million third quarter debt extinguishment expense recorded in connection with the July 2003 debt refinancing transaction. Net income for 2002 included a $13.8 million goodwill impairment charge related to the adoption of SFAS No. 142. Results for 2003 also included full-year interest expense of $18.7 million, compared to $17.5 million for 2002.

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Orbital Reports Fourth Quarter and Full Year Financial Results for 2003

Cash Flow

As of December 31, 2003, Orbital’s unrestricted cash balance was $60.9 million. The company had positive free cash flow of $9.1 million in the fourth quarter of 2003 and $36.9 million for the full year 2003, reflecting significant improvements compared to negative free cash flows in the same periods of 2002.

The following table provides summary information on the company’s cash flow and debt position for the fourth quarter and full year 2003 ($ in millions):

	Quarter Ended	Year Ended
	December 31, 2003	December 31, 2003
Net Cash Provided by Operating Activities	$13.3	$46.5
Capital Expenditures	(4.2)	(9.6)

Free Cash Flow	9.1	36.9

Increase in Cash Restricted for Letters of Credit and Other	—	(6.0)
Repayment of Debt	(2.6)	(147.0)
Proceeds from Issuance of Debt	(0.1)	129.0
Proceeds from Issuance of Common Stock	1.1	4.6

Net Change in Cash	7.5	17.5

Beginning Cash Balance	53.4	43.4

Ending Cash Balance	60.9	60.9

Beginning Debt	140.0	116.8
Ending Debt	$137.4	$137.4

Summary balance sheet data as of December 31, 2003 is as follows ($ in millions):

Assets		Liabilities and Equity

Cash and Equivalents	$60.9	Short-Term Debt	$0.3
Other Current Assets	186.9	Other Current Liabilities	132.3
Property and Equipment (Net)	82.4	Long-Term Debt	137.1
Goodwill	95.3	Other Non-Current Liabilities	2.7
Other Assets	13.8	Stockholders’ Equity	166.9

Total Assets	$439.3	Total Liabilities and Equity	$439.3

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Orbital Reports Fourth Quarter and Full Year Financial Results for 2003

New Business and Backlog Highlights

During the fourth quarter of 2003, Orbital received approximately $215 million in new firm orders and $440 million in option contracts, bringing year-to-date total new orders to approximately $1.4 billion. In addition, the company received exercises of contract options valued at about $325 million during the fourth quarter of 2003, bringing year-to-date option conversions to approximately $465 million. As of December 31, 2003, the company’s firm backlog was approximately $1.0 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $2.68 billion.

Highlighting the year’s new orders was the decision by the U.S. Missile Defense Agency (MDA) to use the company’s OBV interceptor for the initial deployment of operational boosters for the Ground-based Midcourse Defense (GMD) system, which is expected to be put on alert status late this summer to defend the United States from long-range missile attack. In addition, Orbital was a major teammate on the Northrop Grumman-led Kinetic Energy Interceptors team that was selected to develop a new boost-phase missile defense system. In other markets, NASA selected Orbital’s Pegasus and Taurus space launch vehicles to launch four future scientific satellite missions and Australia’s Optus placed a firm order for two GEO communications satellites to be manufactured by the company.

Operational Highlights

In the fourth quarter, Orbital successfully carried out one target launch vehicle mission in support of MDA’s Aegis Ballistic Missile Defense system. For the full year 2003, Orbital conducted 13 fully successful space and missile systems missions. These included the deployment of five satellites (two GEO and three LEO spacecraft) and eight launch vehicles (two OBV interceptors, four Pegasus rockets and two missile defense target vehicles). It was the second year in a row that Orbital carried out all of its major space and missile systems missions with a 100% success rate, and boosted the company’s operational reliability to over 98% on 115 missions in the last seven years.

Recently, Orbital began 2004’s mission operations schedule with the third successful launch of the company’s OBV interceptor in support of MDA’s Ground-based Midcourse Defense system. For the remainder of 2004, Orbital anticipates one of the busiest periods in the company’s history, with approximately 16 or 17 additional major satellite deployments and rocket launches planned, as well as the delivery of ten OBV interceptors that will be deployed in Alaska and California later this year.

Full-Year 2004 Guidance Update

For the full-year 2004, Orbital has increased forecast revenues by $10 million to a range of $640 to $660 million and continues to target operating income margin in the range of 7% to 8% of revenues. Orbital also expects to generate free cash flow of between $30 and $40 million after capital expenditures of $17 to $18 million. In addition, the company could receive up to approximately $22 million in cash proceeds in 2004 from the exercise of 4.6 million warrants that were issued in August 2001 and expire in August 2004. Each warrant is exercisable for one

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Orbital Reports Fourth Quarter and Full Year Financial Results for 2003

share of the company’s common stock at an exercise price of $4.82 per warrant. Based on an estimate of 66 to 67 million average diluted shares, the company has increased targeted 2004 earnings per share by $0.05 to a range of $0.55 to $0.65. This includes a $2.5 million increase to operating income in the first quarter of 2004 related to the sale of notes receivable from ORBIMAGE. Such notes, received in connection with ORBIMAGE’s above-described reorganization, were sold to an unrelated third-party financial institution in January 2004.

Disclosure of Non-GAAP Financial Measures

The following is provided as definitions of non-GAAP (Generally Accepted Accounting Principles) financial measures used by the company within this disclosure. Orbital does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define these measures differently.

Free cash flow is defined as GAAP net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment. Management believes free cash flow provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Adjusted net income is defined as GAAP net income (the most directly comparable GAAP financial measure) excluding the gain on reversal of allocated losses of affiliate recorded in the fourth quarter of 2003 and the debt extinguishment expense recorded in the third quarter of 2003. Adjusted diluted earnings per share is equal to adjusted net income divided by diluted shares. Management believes these measures provide investors with useful information about the company’s operational performance during this period without regard to the gain on reversal of allocated losses of affiliate and the debt extinguishment charge described above.

About Orbital

Orbital develops and manufactures small space and rocket systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-orbit, geosynchronous and planetary spacecraft for communications, remote sensing, scientific and defense missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.

A transcript of the earnings call will be available on Orbital’s website at http://www.orbital.com/Investor

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-

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Orbital Reports Fourth Quarter and Full Year Financial Results for 2003

looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, product performance and market acceptance of products and technologies, as well as other risk factors and business considerations described in the company’s SEC filings, including the annual report on Form 10-K, could impact Orbital’s actual financial and operational results. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. Orbital assumes no obligation for updating the information contained in this press release.

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Orbital Reports Fourth Quarter and Full Year Financial Results for 2003

ORBITAL SCIENCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	For the Quarter Ended
	December 31,
	2003	2002
Revenues	$157,790	$160,662
Costs of goods sold	128,184	131,012

Gross profit	29,606	29,650

Research and development expenses	2,605	1,650
Selling, general and administrative expenses	13,220	17,240
Settlement expense	284	—

Income from operations	13,497	10,760

Other income	220	697
Interest expense	(2,915)	(6,020)
Gain on reversal of allocated losses of affiliate	40,586	—

Income before benefit (provision) for income taxes	51,388	5,437
Benefit (provision) for income taxes	265	(265)

Net income	$51,653	$5,172

Basic net income per share	$1.09	$0.11
Diluted net income per share	$0.82	$0.11

Shares used in computing basic net income per share	47,563,000	45,427,000
Shares used in computing diluted net income per share	62,906,000	45,642,000

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Orbital Reports Fourth Quarter and Full Year Financial Results for 2003

ORBITAL SCIENCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	For the Year Ended
	December 31,
	2003	2002
Revenues	$581,500	$551,642
Costs of goods sold	477,273	460,231

Gross profit	104,227	91,411

Research and development expenses	7,835	4,671
Selling, general and administrative expenses	56,963	57,701
Settlement expense	3,871	—

Income from operations	35,558	29,039

Other income	1,347	2,361
Interest expense	(18,683)	(17,450)
Gain on reversal of allocated losses of affiliate	40,586	—
Debt extinguishment expense	(38,836)	—

Income before benefit (provision) for income taxes	19,972	13,950
Benefit (provision) for income taxes	265	(265)

Income from continuing operations before cumulative effect of change in accounting	20,237	13,685
Income from discontinued operations	—	875
Cumulative effect of change in accounting	—	(13,795)

Net income	$20,237	$765

Basic net income per share:
Income from continuing operations before cumulative effect of change in accounting	$0.43	$0.31
Income from discontinued operations	—	0.02
Cumulative effect of change in accounting	—	(0.31)

Net income	$0.43	$0.02

Diluted net income per share:
Income from continuing operations before cumulative effect of change in accounting	$0.35	$0.30
Income from discontinued operations	—	0.02
Cumulative effect of change in accounting	—	(0.30)

Net income	$0.35	$0.02

Shares used in computing basic net income per share	46,718,000	43,908,000
Shares used in computing diluted net income per share	58,221,000	44,937,000

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Orbital Reports Fourth Quarter and Full Year Financial Results for 2003

ORBITAL SCIENCES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2003	2002
ASSETS
Cash	$60,900	$43,440
Receivables, net	149,508	135,176
Inventory	12,642	17,136
Other current assets	24,754	19,065

Total current assets	247,804	214,817
Property, plant and equipment, net	82,364	88,751
Goodwill	95,293	95,293
Other non-current assets	13,839	17,449

TOTAL ASSETS	$439,300	$416,310

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$297	$1,854
Accounts payable and accrued expenses	116,026	92,519
Deferred revenues	16,292	28,094

Total current liabilities	132,615	122,467
Long-term debt	137,116	114,833
Other non-current liabilities	2,692	3,856
Allocated losses of affiliate	—	40,586
Total stockholders’ equity	166,877	134,568

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$439,300	$416,310

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Orbital Reports Fourth Quarter and Full Year Financial Results for 2003

ORBITAL SCIENCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Quarter	For the Year
	Ended	Ended
	Dec 31, 2003	Dec 31, 2003
Net income	$51,653	$20,237
Depreciation and amortization	4,287	16,008
Amortization of debt issuance costs and debt discount	219	4,056
Gain on reversal of allocated losses of affiliate	(40,586)	(40,586)
Debt extinguishment expense	—	38,836
Changes in assets and liabilities	(2,760)	643
Other	469	7,280

Net cash provided by operating activities	13,282	46,474

Capital expenditures	(4,227)	(9,578)
Increase in cash restricted for letters of credit and other	—	(6,016)

Net cash used in investing activities	(4,227)	(15,594)

Repayment of debt	(2,597)	(146,952)
Net proceeds from issuance of debt	(84)	128,962
Net proceeds from issuance of common stock	1,107	4,570

Net cash used in financing activities	(1,574)	(13,420)

Net increase in cash	7,481	17,460

Cash, beginning of period	53,419	43,440

Cash, end of period	$60,900	$60,900